As filed with the Securities and Exchange Commission on August 4, 2017

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JPMorgan Chase & Co.

(Exact name of registrant as specified in its charter)

Delaware	13-2624428
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

270 Park Avenue, New York, New York 10017

(Address of Principal Executive Offices) (Zip Code)

JPMORGAN CHASE & CO.

2005 DEFERRED COMPENSATION PLAN

(Full title of the plan)

Molly Carpenter, Corporate Secretary JPMorgan Chase & Co. 270 Park Avenue, New York, New York 10017 (Name and address of agent for service)	Copies of correspondence to: Neila B. Radin, Esq. JPMorgan Chase & Co. 270 Park Avenue, New York, New York 10017

(212) 270-6000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $1.00 per share (“Common Stock”)	4,000,000 shares	$92.86	$371,440,000	$43,049.90

(1)    Represents 4,000,000 additional shares of Common Stock authorized to be issued under the JPMorgan Chase & Co. 2005 Deferred Compensation Plan (the “Plan”).

(2)    Pursuant to Rule 457(h) under the Securities Act of 1933, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee and are based upon the average of the high and low sale prices for the Common Stock on the New York Stock Exchange on August 2, 2017.

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, this registration statement on Form S-8 (the “Registration Statement”) is being filed in order to register an additional 4,000,000 shares of Common Stock under the JPMorgan Chase & Co. 2005 Deferred Compensation Plan, which are securities of the same class and relate to the same employee benefit plan as those securities registered on the Registrant’s registration statements on Form S-8 previously filed with the Securities and Exchange Commission on December 20, 2012 (Registration No. 333-185581) and August 3, 2007 (Registration No. 333-145108), which are hereby incorporated by reference, except to the extent supplemented, amended or superseded by information set forth in this Registration Statement.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

1.	the Annual Report on Form 10-K for the year ended December 31, 2016;

2.	the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017;

3.	the Current Reports on Form 8-K filed on January 4, 2017, January 5, 2017, January 13, 2017 (two filings), January 18, 2017, January 19, 2017, February 1, 2017 (three filings), February 22, 2017, March 9, 2017, April 4, 2017, April 13, 2017, April 25, 2017, May 19, 2017 (as amended on June 21, 2017), June 1, 2017, June 8, 2017, June 28, 2017, July 14, 2017 and July 24, 2017; and

4.	the description of the Registrant’s Common Stock contained in its registration statement filed under Section 12 of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating that description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (other than the portions of those documents furnished or otherwise not deemed to be filed) subsequent to the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents.

The information incorporated by reference is considered to be a part of this Registration Statement, and later information that the Registrant files with the Commission will update and supersede this information.

Item 4.	Description of Securities

The description of the Registrant’s Common Stock is incorporated by reference herein as described in Item 3.

Item 5.	Interests of Named Experts and Counsel.

Neila B. Radin, Esq., who is providing an opinion concerning the legality of the shares of Common Stock being registered hereby, is a Managing Director and Associate General Counsel of the Registrant. Ms. Radin owns, and/or has options to acquire pursuant to the Registrant’s employee benefit plans, an aggregate of less than 1% of the outstanding shares of Common Stock of the Registrant, and is a participant in the Plan.

Item 6.	Indemnification of Directors and Officers.

Pursuant to the Delaware General Corporation Law (“DGCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) who is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

The DGCL provides that the indemnification described above shall not be deemed exclusive of any other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

The certificate of incorporation of JPMorgan Chase & Co. (“JPMorgan Chase”) provides that, to the fullest extent that the DGCL as from time to time in effect permits the limitation or elimination of the liability of directors, no director of JPMorgan Chase shall be personally liable to JPMorgan Chase or its stockholders for monetary damages for breach of fiduciary duty as a director.

JPMorgan Chase’s certificate of incorporation empowers JPMorgan Chase to indemnify any director, officer, employee or agent of JPMorgan Chase or any other person who is serving at JPMorgan Chase’s request in any such capacity with another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) to the fullest extent permitted under the DGCL as from time to time in effect, and any such indemnification may continue as to any person who has ceased to be a director, officer, employee or agent and may inure to the benefit of the heirs, executors and administrators of such a person.

JPMorgan Chase’s certificate of incorporation also empowers JPMorgan Chase by action of its board of directors, notwithstanding any interest of the directors in the action, to purchase and maintain insurance in such amounts as the Board of Directors deems appropriate to protect any director, officer, employee or agent of JPMorgan Chase or any other person who is serving at JPMorgan Chase’s request in any such capacity with another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such (including, without limitation, expenses, judgments, fines (including any excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement) to the fullest extent permitted under the DGCL as from time to time in effect, whether or not JPMorgan Chase would have the power or be required to indemnify any such person under the terms of any agreement or by-law or the DGCL.

In addition, JPMorgan Chase’s by-laws require JPMorgan Chase to indemnify, to the fullest extent permitted under applicable law, as from time to time in effect, any person who was or is involved in any manner (including, without limitation, as a party or witness), or is threatened to be made so involved, in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, or investigative (including without limitation, any action, suit or proceeding by or in the right of JPMorgan Chase to procure a judgment in its favor, but excluding any action, suit, or proceeding, or part thereof, brought by such person against JPMorgan Chase or any of its affiliates unless consented to by JPMorgan Chase) (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, or employee of JPMorgan Chase, or is or was serving at the request of JPMorgan Chase as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such Proceeding (or part thereof). The by-laws specify that the right to indemnification so provided is a contract right, set forth certain procedural and evidentiary standards applicable to the enforcement of a claim under the by-laws and entitle the persons to be indemnified to receive payment in advance of any expenses incurred in connection with such proceeding, consistent with the provisions of applicable law, from time to time in effect. Such provisions, however, are intended to be in furtherance and not in limitation of the general right to indemnification provided in the by-laws, which right of indemnification and of advancement of expenses is not exclusive of any other rights to which a person seeking indemnification may otherwise be entitled under any statute, by-law, agreement, vote or otherwise.

JPMorgan Chase’s by-laws also provide that JPMorgan Chase may enter into contracts with any director, officer or employee of JPMorgan Chase in furtherance of the indemnification provisions in the by-laws, as well as create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure payment of amounts indemnified.

Lastly, JPMorgan Chase’s by-laws also provide that any repeal or modification of the indemnification rights provided in the by-laws shall not adversely affect any right or protection thereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

The foregoing statements are subject to the detailed provisions of Section 145 of the DGCL and the certificate of incorporation and by-laws of JPMorgan Chase.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index below.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 4, 2017.

JPMORGAN CHASE & CO. (Registrant)

By:	/s/ Molly Carpenter
	Name:	Molly Carpenter
	Title:	Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE

* (James Dimon)	Chairman and Chief Executive Officer (Principal Executive Officer)

* (Linda B. Bammann)	Director

* (James A. Bell)	Director

* (Crandall C. Bowles)	Director

* (Stephen B. Burke)	Director

* (Todd A. Combs)	Director

* (James S. Crown)	Director

* (Timothy P. Flynn)	Director

* (Laban P. Jackson, Jr.)	Director

* (Michael A. Neal)	Director

* (Lee R. Raymond)	Director

* (William C. Weldon)	Director

* (Marianne Lake)	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* (Nicole Giles)	Managing Director and Controller (Principal Accounting Officer)

*	Molly Carpenter hereby signs this Registration Statement on Form S-8 on behalf of each of the indicated persons for whom she is attorney-in-fact on August 4, 2017, pursuant to a power of attorney filed as an exhibit to this registration statement.

By:	/s/ Molly Carpenter
Molly Carpenter Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Document Description

5.1	Opinion of Neila B. Radin, Esq.

15.1	Letter of PricewaterhouseCoopers LLP concerning unaudited interim financial information

23.1	Consent Letter of PricewaterhouseCoopers LLP

23.2	Consent of Neila B. Radin, Esq. (included in Exhibit 5.1)

24.1	Powers of Attorney